Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Three Months and Six Months Ended June 30, 2019

DOYLESTOWN, Pennsylvania, August 12, 2019 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported net sales of $1.7 million for the three months ended June 30, 2019 compared to net sales of $3.2 million for the three months ended June 30, 2018.

The Company incurred a net loss for the three months ended June 30, 2019, of $1.2 million, or ($0.11) per share, compared to a net loss of $260,000, or ($0.02) per share, for the three months ended June 30, 2018.

Results for the second quarter of 2019 compared to the second quarter of 2018 principally reflect the net effect of (i) a decrease in net sales of $1.5 million due to a decrease in shipments and (ii) an increase in sales and marketing costs of $107,000, offset by a decrease in administrative costs of $108,000 due principally to a decrease in legal and professional costs.

The Company generated net sales for the six months ended June 30, 2019 of $4.0 million, a decrease of $2.6 million, or 39.4%, as compared to $6.6 million for the six months ended June 30, 2018.

The Company incurred a net loss for the six months ended June 30, 2019 of $2.3 million, or ($0.19) per share, compared to a net loss of $216,000, or ($0.02) per share, for the six months ended June 30, 2018.

Results for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 principally reflect the net effect of (i) a decrease in net sales of $2.6 million and (ii) an increase in sales and marketing costs of $201,000, offset by a decrease in administrative costs of $123,000 due principally to a decrease in legal and professional costs.

Mr. Karkus stated, “Over the past year, we succeeded in hiring new, talented senior management for Pharmaloz Manufacturing, our wholly owned manufacturing facility. Pharmaloz is in the process of purchasing additional equipment to expand our production capacity and capabilities. We believe there is a continuing trend for retailers to seek to grow their private label businesses at the expense of branded products. Our forward planning includes making sure we are and remain well-positioned to grow our private label manufacturing business with retailers.”

Mr. Karkus also noted, “During the quarter ended June 30, 2019, our ProPhase Digital Media subsidiary completed the optimization phase for digital distribution of our lead product, Legendz XL®. However, the resultant sales have been below levels we are satisfied with to date. We are therefore in the process of restructuring this division, decreasing overhead and potentially partnering this division with other companies. At the same time, we are in the process of seeking to develop an e-commerce platform with experienced retailers.”

Mr. Karkus added, “In addition to digital distribution, we continue to ship our new dietary supplement, Legendz XL®, to a major retail drug chain and other retailers. We recently received orders from an additional major retail drug chain as well as a large supermarket chain. We are also starting to penetrate the convenience store channel. We are pleased with the progress we have made to date in achieving a critical mass of retailers for our lead dietary supplement, Legendz XL®. However, the successful implementation of our dietary supplement strategy will require significant investment in marketing as well as significant additional distribution within the various retail channels and e-commerce venues in order to achieve a successful launch and build a successful new product line. This follows the model we successfully executed for our prior Cold-EEZE® brand.”

Mr. Karkus concluded, “The Company continues to explore a wide range of acquisition opportunities in the consumer products space, as well as investments and acquisitions in other sectors and industries.”

About the Company

We are a vertically integrated and diversified branding, marketing and technology company with deep experience with over-the-counter (“OTC”) consumer healthcare products, dietary supplements and other remedies. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products, dietary supplements and other remedies in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand, a wholly-owned subsidiary of the Company.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our plans to expand our production capacity and capabilities at Pharmaloz, our plans with respect to ProPhase Digital Media, the implementation of our dietary supplement strategy, and potential acquisition opportunities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net sales	$1,651	$3,186	$3,969	$6,594
Cost of sales	1,390	1,928	3,188	3,910
Gross profit	261	1,258	781	2,684

Operating expenses:
Sales and marketing	342	235	608	407
Administration	1,092	1,200	2,296	2,419
Research and development	95	87	189	174
Total operating expenses	1,529	1,522	3,093	3,000
Loss from operations	(1,268)	(264)	(2,312)	(316)

Interest income, net	30	4	61	100
Net loss	$(1,238)	$(260)	$(2,251)	$(216)

Other comprehensive income:
Unrealized gain on marketable debt securities	8	68	23	25
Total comprehensive loss	$(1,230)	$(192)	$(2,228)	$(191)

Basic loss per share	$(0.11)	$(0.02)	$(0.19)	$(0.02)
Diluted loss per share	$(0.11)	$(0.02)	$(0.19)	$(0.02)

Weighted average common shares outstanding:
Basic	11,560	11,339	11,558	11,237
Diluted	11,560	11,339	11,558	11,237

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2019	December 31, 2018

Cash and cash equivalents	$1,049	$1,554
Marketable debt securities, available for sale	$4,685	$6,687
Accounts receivable, net	$738	$2,968
Inventory, net	$2,026	$1,903
Total current assets	$13,429	$18,238
Total assets	$15,799	$20,737

Total current liabilities	$956	$4,233
Total non-current liabilities	$191	$-
Total stockholders' equity	$14,652	$16,504